Exhibit 99.1

CASUAL MALE RETAIL GROUP, INC.

REPORTS THIRD QUARTER 2011 RESULTS

CANTON, MA (November 17, 2011) — Casual Male Retail Group, Inc. (NASDAQ: “CMRG”), the largest retailer of big & tall men’s apparel and accessories, today reported operating results for the third quarter and nine months ended October 29, 2011.

Third Quarter Highlights (3QFY11 vs. 3QFY10)

•	Comparable sales increased 0.7% against prior year’s comparable sales increase of 3.0%

•	Operating loss of $1.4 million as compared to operating loss of $0.8 million.

•	SG&A expenses include approximately $1.4 million, or $(0.03) per diluted share, for anticipated litigation settlements and incurred legal expenses to date.

•	Net loss of $(1.6) million, or $(0.03) per diluted share, compared to net income of $0.3 million, or $0.01 per diluted share.

•	Total sales decreased 0.6% to $89.4 million.

•	Gross margin decreased 70 basis points (20 basis points in merchandise margin and 50 basis points in occupancy expense) to 45.0% as compared to 45.7% for the prior year.

Nine Month Highlights (2011 vs. 2010)

•	Comparable sales increased 2.6% against prior year’s comparable sales increase of 0.9%.

•	Operating income increased 7.3% to $10.8 million as compared to operating income of $10.1 million for the prior year.

•	Net income of $9.2 million, or $0.19 per diluted share, as compared to $10.0 million, or $0.21 per diluted share.

•	Total sales increased 1.4% to $286.2 million.

•	Gross margin increased 80 basis points to 46.8% as compared to 46.0% for the prior year.

Destination XL

Through the end of the third quarter of fiscal 2011, the Company has opened 7 new DXL® stores with an additional 5 stores planned in the fourth quarter of fiscal 2011, resulting in 16

DXL stores opened by the end of fiscal 2011 (a decrease from previous guidance of 20 stores). In addition, the Company anticipates opening 35-40 (an increase from previous guidance of 25 -30 stores) Destination XL® stores in fiscal 2012. Because of the real estate and customer demographics, the size of each store will vary between 6,000 to 12,000 square feet, to accommodate each market.

During the third quarter, the Company introduced its DXL catalog and launched its DXL website. The www.destinationxl.com website combines all of the Company’s existing websites into one enhanced website, with state-of-the-art features and best practices. The Company’s customers can now shop across all brands and product extensions and the new website brings all of its customers under one brand.

Fiscal 2011 Outlook

As a result of the sales shortfall that the Company experienced during the third quarter of fiscal 2011, the Company has revised its earnings forecast for fiscal 2011. For fiscal 2011, the Company expects earnings to be $0.35 to $0.38 per diluted share. This is a decrease from the Company’s previous guidance of $0.40 to $0.45 per diluted share. The Company’s revised earnings guidance is as follows:

•

Total sales of $397.5 million to $402.5 million (a decrease from previous guidance of $405 - $410 million). Total sales for fiscal 2011 are expected to be lower than our previous guidance due to the decrease in store traffic experienced during the third quarter of fiscal 2011

•	Gross margin rate of 46.9% to 47.3% (no change from previous guidance)

•	SG&A expenses to increase by approximately 3.0% (no change from previous guidance)

•

Free cash flow (as defined below under Non-GAAP measures) of approximately $9.5-$12.0 million, which is based on cash flow from operations (GAAP measure) of approximately $27.5-$30.0 million less capital expenditures of $18.0 million (a decrease from previous guidance of free cash flow of $17.5-$20.0 million, cash flow from operations of approximately $37.5-$40.0 million and capital expenditures of $20.0 million). Capital expenditures for fiscal 2010 were $9.0 million

•	End of the year cash balances of between $13.0-14.0 million (a decrease from previous guidance of $22.0-$25.0 million) as compared to $4.1 million at January 29, 2011.

Third Quarter and Nine Month Results

Sales

For the third quarter of fiscal 2011, total sales decreased by 0.6% to $89.4 million when compared to total sales of $89.9 million for the third quarter of fiscal 2010. Comparable sales for the third quarter increased 0.7% when compared to the same period of the prior year. On a comparable basis, sales from our direct business decreased by 2.5% and sales from our retail business increased 1.5%. As planned, during the first quarter of fiscal 2011, we started to increase prices within certain merchandise categories, which has contributed to our comparable sales increases.

Sales for the third quarter of fiscal 2011 were below expectations and were primarily driven by a decrease in store traffic of approximately 6% when compared to the third quarter of fiscal 2010.

As a result of this sales shortfall, we have revised our earnings expectations for fiscal 2011, see “Fiscal 2011 Outlook” above.

For the first nine months of fiscal 2011, total sales increased by 1.4% to $286.2 million as compared to $282.2 million for the first nine months of the prior year. Comparable sales for the first nine months increased 2.6% when compared to the first nine months of fiscal 2010. The increase consisted of a 1.9% increase in our direct business and a 2.8% increase from our retail business.

Gross Profit Margin

For the third quarter of fiscal 2011, our gross margin rate, inclusive of occupancy costs, was 45.0% as compared to a gross margin rate of 45.7% for the third quarter of fiscal 2010. The decrease of 70 basis points was the result of decreased merchandise margins of 20 basis points plus an increase of 50 basis points related to the higher occupancy costs against a lower sales base. Although our merchandise margin decreased slightly this quarter, we continue to benefit from strong initial margins and reduced markdowns. On a dollar basis, occupancy costs for the third quarter of fiscal 2011 increased 2.8% when compared to the third quarter of fiscal 2010. This increase is primarily related to the addition of our 7 new DXL stores.

For the first nine months of fiscal 2011, our gross margin rate, inclusive of occupancy costs, was 46.8% as compared to a gross margin rate of 46.0% for the first nine months of fiscal 2010. The increase of 80 basis points was the result of increased merchandise margins of 60 basis points plus 20 basis points related to the leveraging of occupancy costs. On a dollar basis, occupancy costs for the first nine months of fiscal 2011 were flat when compared to the first nine months of fiscal 2010.

SG&A

SG&A expenses for the third quarter of fiscal 2011 were 43.2% of sales as compared to 43.1% of sales for the third quarter of fiscal 2010. For the first nine months of fiscal 2011, SG&A expenses were 39.9% of sales as compared to 38.9% for the first nine months of fiscal 2010.

On a dollar basis, SG&A expenses decreased $0.2 million, or 0.5%, to $38.6 million for the third quarter of fiscal 2011 as compared to the third quarter of fiscal 2010. This decrease is primarily due to lower bonus accruals which have been adjusted as a result of our revised fiscal 2011 earnings expectations. This decrease was offset by a charge of approximately $1.4 million related to accruals for anticipated litigation settlements and incurred legal expenses to date, primarily associated with two California meal and rest breaks class actions suits.

On a dollar basis, for the first nine months of fiscal 2011, SG&A expenses increased $4.2 million, or 3.8%, as compared to the first nine months of fiscal 2010. In addition to the legal accruals mentioned above, the remainder of the increase is primarily due to payroll related expenses, such as modest salary increases, severance payments, reinstatement of the 401K employer match, as well as increased staffing in our global sourcing and merchandise areas.

Income Taxes

At October 29, 2011, we have a valuation allowance of $47.1 million against our net deferred tax assets. The ability to reduce this valuation allowance is dependent upon our ability to achieve sustained taxable income to realize our deferred tax assets. Because our fiscal 2011 earnings will be a significant factor in determining the amount of the valuation allowance that can be reversed, our deferred tax assets remain fully reserved at October 29, 2011. However, based on our results of operations for the past two fiscal years as well as our forecasted earnings for fiscal 2011 and beyond, we anticipate reversing approximately $40.0 million, or $0.83 per diluted share, of the valuation allowance in the fourth quarter of fiscal 2011.

Our effective tax rate for the third quarter and first nine months of fiscal 2011 has been reduced from the statutory rate due to the utilization of fully reserved NOL carryforwards. We expect our effective rate to return to a rate of approximately 40% for periods subsequent to the reversal of the valuation allowance. During the third quarter of fiscal 2010, we recognized a tax benefit of $0.8 million, or $0.02 per diluted share, as a result of the reduction in our liability for uncertain tax positions, due to the expiration of certain statutes of limitation.

Cash Flow

Cash flow from operations for the first nine months of fiscal 2011 improved by $6.8 million to $11.7 million as compared to $4.9 million for the first nine months of fiscal 2010. Free cash flow from operations (as defined below under Non-GAAP Measures) improved by $3.1 million to $0.7 million for the first nine months of fiscal 2011 as compared to $(2.4) million for the first nine months of fiscal 2010.

Balance Sheet & Liquidity

At October 29, 2011, the Company had cash and cash equivalents of $5.6 million and no outstanding debt as compared to cash and cash equivalents of $6.0 million and outstanding debt of $14.5 million at end of the third quarter of fiscal 2010. In addition, the Company had full availability under its credit facility of $68.8 million at October 29, 2011.

At October 29, 2011, inventory was $114.9 million as compared to $109.6 million at the end of the third quarter of fiscal 2010.

Non-GAAP Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the above discussion also refers to non-GAAP free cash flow of $0.7 million and $(2.4) million for the nine months ended October 29, 2011 and October 30, 2010, respectively, and estimated non-GAAP free cash flow of $9.5 to $12.0 million for fiscal 2011. The presentation of non-GAAP free cash flow is not a measure determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “free cash flows” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions.

	For the nine months ended		Projected Cash Flow
(in millions)	October 29, 2011	October 30, 2010	Fiscal 2011

Cash flow from operating activities	$11.7	$4.9	$27.5-$30.0
Less: Capital expenditures	(11.0)	(7.3)	(18.0)
Less: Discretionary store asset acquisitions	—	—	—

Free Cash Flow	$0.7	$(2.4)	$9.5-$12.0

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its earnings results for the third quarter and first nine months of fiscal 2011. The conference call will broadcast live today, Thursday, November 17, 2011 at 9:00 a.m. Eastern Standard Time and can be accessed by clicking on the investor relations link at www.casualmalexl.com. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with operations throughout the United States, Canada and Europe, operates 430 Casual Male XL retail and outlet stores, 12 Destination XL stores, 14 Rochester Clothing stores, and direct-to-consumer businesses which include several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

Certain information contained in this press release, including the Company’s expectations regarding fiscal 2011, constitutes forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 18, 2011, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

For additional information, contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-482-9715

jeffunger@usa.net

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CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the nine months ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010

Sales	$89,422	$89,936	$286,164	$282,171
Cost of goods sold, including occupancy	49,207	48,802	152,192	152,360

Gross profit	40,215	41,134	133,972	129,811

Expenses:
Selling, general and administrative	38,625	38,802	114,091	109,864
Depreciation and amortization	2,972	3,159	9,040	9,847

Total expenses	41,597	41,961	123,131	119,711

Operating income (loss)	(1,382)	(827)	10,841	10,100

Other income (expense), net	(252)	323	(252)	531
Interest expense, net	(136)	(177)	(384)	(485)

Income (loss) before income taxes	(1,770)	(681)	10,205	10,146

Provision (benefit) for income taxes	(175)	(970)	1,034	107

Net income (loss)	$(1,595)	$289	$9,171	$10,039

Net income (loss) per share - basic	($0.03)	$0.01	$0.19	$0.21
Net income (loss) per share - diluted	($0.03)	$0.01	$0.19	$0.21

Weighted-average number of common shares outstanding:
Basic	47,533	47,041	47,385	46,895
Diluted	47,533	47,548	48,120	47,435

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

October 29, 2011 and January 29, 2011

(In thousands)

	October 29,	January 29,
	2011	2011
ASSETS

Cash and cash equivalents	$5,625	$4,114
Inventories	114,939	92,889
Other current assets	14,557	12,503
Property and equipment, net	44,172	39,051
Intangibles	31,882	32,262
Other assets	1,785	1,794

Total assets	$212,960	$182,613

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$67,144	$47,762
Deferred taxes	2,114	1,538
Deferred gain on sale-leaseback	20,882	21,981
Stockholders’ equity	122,820	111,332

Total liabilities and stockholders’ equity	$212,960	$182,613